Exhibit 99.1

Gordmans Stores, Inc. Announces Third Quarter 2013 Results

Third Quarter Net Sales Increased 5.8%;

Third Quarter Diluted EPS of $0.06

Omaha, Nebraska (December 2, 2013) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its third quarter (thirteen weeks) and nine month period (thirty-nine weeks) ended November 2, 2013.

Third Quarter Highlights

•	Net sales increased 5.8% to $151.3 million compared to $143.1 million in the third quarter of fiscal 2012.

•	Three new stores were opened in two new markets and one existing market.

Nine Month Highlights

•	Net sales increased 3.5% to $419.5 million compared to $405.2 million in the nine months ended October 27, 2012.

•	Ten new stores were opened in six new and two existing markets, including one new state.

“Third quarter net sales in total were in line with expectations, driven by the ten new stores that we opened throughout the first nine months of the year. While comparable store sales for the third quarter were below expectations, trends improved in October, with comparable store sales even with that of a year ago,” said Jeff Gordman, President and Chief Executive Officer. “This improvement was primarily attributable to the initiatives we put into place in the first nine months of the year, including the implementation of our marketing and merchandising strategies as well as the rollout of our loyalty program. Moreover, we were aggressive with our markdown cadence during the quarter in our ongoing efforts to position our inventory levels ahead of the critical Holiday selling season.”

Third Quarter Financial Results

Net sales for the thirteen weeks ended November 2, 2013 increased 5.8% to $151.3 million from $143.1 million for the thirteen weeks ended October 27, 2012. Comparable store sales for the third quarter of fiscal 2013 decreased by 6.1% versus a 1.4% comparable store sales decrease in the third quarter of fiscal 2012. On a comparable calendar basis, comparable store sales declined by 4.5%. Gross profit, which includes license fees, increased by 4.3% to $67.0 million, or 44.3% of net sales, from $64.3 million, or 44.9% of net sales, in the third quarter of fiscal 2012. Selling, general and administrative costs were $64.6 million, or 42.7% of net sales, compared to $57.8 million, or 40.4% of net sales, in the third quarter of fiscal 2012. Interest expense increased to $0.9 million from $0.1 million in the third quarter of fiscal 2012 due to additional interest associated with the term loan entered into in August 2013 to fund the special cash dividend paid in September 2013. Net income for the third quarter of fiscal 2013 was $1.1 million, or $0.06 per diluted share, compared to net income of $4.0 million, or $0.21 per diluted share, in the third quarter of fiscal 2012.

Nine Month Financial Results

Net sales for the thirty-nine weeks ended November 2, 2013 increased 3.5% to $419.5 million from $405.2 million for the same period last year. Comparable store sales for the nine month period ended November 2, 2013 decreased by 6.5% versus a 1.1% comparable store sales increase for the same period last year. Gross profit, which includes license fees, decreased by 0.6% to $185.2 million, or 44.2% of net sales, from $186.5 million, or 46.0% of net sales, in the prior year. Selling, general and administrative costs were $175.8 million, or 41.9% of net sales, compared to $161.1 million, or 39.8% of net sales, in the prior year. Interest expense increased to $1.1 million from $0.4 million in the prior year due to additional interest associated with the term loan. Net income for the thirty-nine weeks ended November 2, 2013 was $5.3 million, or $0.27 per diluted share, compared to net income of $15.6 million, or $0.80 per diluted share, in the first thirty-nine weeks of fiscal 2012.

Outlook

For the fourth quarter of fiscal year 2013 ending February 1, 2013, the Company currently expects net sales to be between $204 and $206 million, which reflects a mid-single digit comparable store sales decrease compared to the thirteen weeks ended January 26, 2013 (please note that the fourth quarter of fiscal 2012 was a fourteen week quarter). The Company expects pressure on gross profit margins to continue in the fourth quarter, and additional selling, general and administrative expenses related to depreciation in particular will result in some deleveraging in expenses. The Company projects diluted earnings per share in the range of $0.11 to $0.14 (using a weighted average diluted share count of approximately 19.4 million), which includes the impact of interest expense associated with the term loan used to fund the special cash dividend of approximately $0.04 in earnings per share.

For the fiscal year ending February 1, 2014, a fifty-two week fiscal year compared to fifty-three week fiscal year 2012, the Company expects net sales to be between $623 million and $625 million, which reflect a mid-single digit comparable store sales decrease compared to the fifty-two weeks ended January 26, 2013. The Company projects diluted earnings per share to be in the range of $0.38 to $0.41 (using a weighted average diluted share count of approximately 19.4 million), which includes the impact of interest expense associated with the term loan of approximately $0.06 in earnings per share.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, December 2, 2013 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 93 stores in 19 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	November 2, 2013	February 2, 2013
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,307	$40,824
Accounts receivable	2,512	2,049
Landlord receivable	5,796	8,787
Income taxes receivable	5,157	1,300
Merchandise inventories	149,265	78,006
Deferred income taxes	2,819	2,617
Prepaid expenses and other current assets	9,727	6,552

Total current assets	184,583	140,135
PROPERTY AND EQUIPMENT, net	66,069	45,966
INTANGIBLE ASSETS, net	1,927	1,992
OTHER ASSETS, net	5,477	3,033

TOTAL ASSETS	$258,056	$191,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$89,516	$34,211
Accrued expenses	32,190	22,789
Current portion of long-term debt	15,972	189

Total current liabilities	137,678	57,189

NONCURRENT LIABILITIES:
Long-term debt, less current portion	44,719	—
Deferred rent	26,752	21,997
Deferred income taxes	9,680	9,236
Other liabilities	419	316

Total noncurrent liabilities	81,570	31,549

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	53,530	52,461
(Accumulated deficit) Retained earnings	(14,741)	49,908

Total stockholders’ equity	38,808	102,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$258,056	$191,126

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended November 2, 2013 (Unaudited)	13 Weeks Ended October 27, 2012 (Unaudited)	39 Weeks Ended November 2, 2013 (Unaudited)	39 Weeks Ended October 27, 2012 (Unaudited)
Net sales	$151,333	$143,072	$419,536	$405,232
License fees from leased departments	2,157	1,917	5,846	5,474
Cost of sales	(86,452)	(80,716)	(240,133)	(224,249)

Gross profit	67,038	64,273	185,249	186,457
Selling, general and administrative expenses	(64,560)	(57,763)	(175,833)	(161,147)

Income from operations	2,478	6,510	9,416	25,310
Interest expense, net	(892)	(118)	(1,130)	(366)

Income before taxes	1,586	6,392	8,286	24,944
Income tax expense	(487)	(2,397)	(3,005)	(9,354)

Net income	$1,099	$3,995	$5,281	$15,590

Basic earnings per share	$0.06	$0.21	$0.27	$0.81
Diluted earnings per share	$0.06	$0.21	$0.27	$0.80

Basic weighted average shares outstanding	19,307,499	19,188,340	19,268,957	19,139,880
Diluted weighted average shares outstanding	19,385,032	19,437,988	19,337,684	19,387,080

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200